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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM 8-A/A
                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       UNDER SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          MARRIOTT INTERNATIONAL, INC.
                  (formerly known as "New Marriott MI, Inc.")
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             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    Delaware                                  52-2055918
--------------------------------------------------    --------------------------
     (STATE OF INCORPORATION OR ORGANIZATION)              (I.R.S. EMPLOYER
                                                          IDENTIFICATION NO.)
               10400 Fernwood Road
               Bethesda, Maryland                                20817
--------------------------------------------------    --------------------------
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)

Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS                 NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                 EACH CLASS IS TO BE REGISTERED
---------------------------------------------   ------------------------------
Series A Junior Participating Preferred Stock   New York Stock Exchange
  Purchase Rights                               Chicago Stock Exchange
                                                Pacific Exchange
                                                Philadelphia Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

      N/A
---------------
(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (TITLE OF CLASS)
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          On March 9, 1998, the Board of Directors of Marriott International, Inc. (formerly known as New Marriott MI, Inc.) (the "Company") declared a dividend of one Series A Junior Participating Preferred Stock Purchase Right (a "Right") for each outstanding share of common stock, par value $0.01 per share, of the Company (the "MAR Common Stock") and each outstanding share of Class A common stock, par value $0.01 per share, of the Company (the "MAR-A Common Stock" and together with the MAR Common Stock, the "Common Stock") outstanding at the close of business on March 27, 1998, after giving effect to the distribution of one share of MAR Common Stock and one share of MAR-A Common Stock for each share of common stock of Marriott International, Inc. (now known as Sodexho Marriott Services, Inc.) ("Old Marriott") outstanding on March 27, 1998. The dividend was paid on March 27, 1998.

          The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 27, 1998, between the Company and The Bank of New York, as Rights Agent (the "Rights Agent") (the "Rights Agreement"). The Rights Agreement is filed herewith as Exhibit 1 and is incorporated herein by reference. In its Form 8-A filed as of March 18, 1998, the Company's description of the Series A Junior Participating Preferred Stock Purchase Rights incorporates by reference the information set forth under the caption "DESCRIPTION OF THE NEW MARRIOTT CAPITAL STOCK," in the Old Marriott Notice of Annual Meeting and Proxy Statement contained in the Company's Form 10, which was filed with the Securities and Exchange Commission on February 13, 1998. Subsequent to the filing of its Form 10 and its Form 8-A, certain terms of the Rights Agreement were changed from those terms previously contemplated and described in the Company's Form 10. These changes are described below.

     The description included in the Company's Form 10 stated that each Right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") would separate from the Common Stock upon the earlier of (i) 10 days following the date (the "Stock Acquisition Date") of a public announcement that a person or group of affiliates or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock or (ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 15% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock. In the Rights Agreement as executed, the Rights separate from the Common Stock upon the earlier of (i) 10 days following the date of a public announcement that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock or
(ii) 10 business days following the commencement of or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the Acquiring Person becoming the beneficial owner of 30% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock.

     The description included in the Company's Form 10 stated that in the event
(i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or (ii) an Acquiring Person becomes the beneficial owner of 15% or more of the then-outstanding shares of either MAR Common Stock or MAR-A Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the Company's Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right would, in lieu of the right to receive one one-thousandth of a share of Preferred Stock, thereafter have the right to receive, upon exercise, MAR Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. In the Rights Agreement as executed, in the event (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, or
(ii) an Acquiring Person becomes the beneficial owner of 30% or more of the then-outstanding shares of either MAR Common Stock or MAR-A Common Stock (except pursuant to an offer for all outstanding shares of Common Stock that the Company's Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will, in lieu

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of the right to receive one one-thousandth of a share of Preferred Stock, thereafter have the right to receive, upon exercise, MAR Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right.

          The description included in the Company's Form 10 states that in the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger described in the preceding paragraph or a merger that follows an offer described in the preceding paragraph)), or (ii) 50% of more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that have been voided under the terms of the Rights Agreement) will thereafter have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Right. In the Rights Agreement as executed, Stock Acquisition Date is defined as the date of a public announcement that an Acquiring Person has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock. The Company's Form 10 defined Stock Acquisition Date as the date of a public announcement that an Acquiring Person acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of either MAR Common Stock or MAR-A Common Stock.

          The Rights Agreement provides that the Purchase Price for each Right is $175, subject to adjustment from time to time as provided in the Rights Agreements.


ITEM 2.   EXHIBITS

   1. Rights Agreement, dated as of March 27, 1998, between Marriott International, Inc. (f/k/a New Marriott MI, Inc.) and The Bank of New York, as Rights Agent.

   2.   Amended and Restated Certificate of Incorporation of the Company.

   3. Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company.

   4    Form of Rights Certificates


SIGNATURE

         Under the requirements of Section 12 of the Securities Exchange of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

MARRIOTT INTERNATIONAL, INC.


Dated:  April 3, 1998         By:   /s/ Joseph Ryan
                                  ------------------------------------

                                    Name:   Joseph Ryan
                                    Title:  Executive Vice President
                                            and General Counsel

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